                                    FORM 8-K



                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                 CURRENT REPORT

               Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934





                            THE EXPLORATION COMPANY
             (Exact name of registrant as specified in its charter)


        500 NORTH LOOP 1604 EAST, SUITE 250, SAN ANTONIO, TEXAS   78232
                    (Address of principal executive offices)


                                 (210) 496-5300
              (Registrant's telephone number, including area code)



         COLORADO                        0-9120                  84-0793089
(State or other jurisdiction     (Commission File Number)       (IRS Employer
   of incorporation)                                         Identification No.)





      Date of Report (Date of Earliest Event Reported):  SEPTEMBER 4, 1996
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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

Purchase of Williston Basin Leases

         Under the terms of that certain agreement reported by the Company on Form 8-K filed May 31, 1996, the Company has closed several transactions with foreign investors involving the exchange of 2,543,015 shares of its common stock for a twenty-five percent (25%) interest in 131,860 acres of oil and gas leases.

         Each of the parties listed below (the "Purchasers") exchanged its individually owned five percent (5%) undivided leasehold working interest (total 25% working interest) in certain Oil and Gas Leases in the Williston Basin covering a total of 131,860 net acres, more or less, in the counties of Stark, Hettinger, Slope, Billings, Golden Valley and Bowman Counties of North Dakota and in Fallon, Richland and Wibaux Counties of Montana for 2,543,015 shares of the Company's common stock under Regulation S as promulgated under the Securities Act of 1933, as amended ("the Act"). None of the purchasers are US persons under the meaning of Rule 902 promulgated under the Act. The price of the leases was placed at $135.00 per acre which is the cash price paid by the Purchasers plus $10.00 per acre.


                                 Purchased                  Net                            Shares
     Non-US Person                Interest    Acres       Acres         Basis              Issued
     -------------                --------    -----       -----         -----              ------
Comstar BioCapital, Inc.            5%       131,860      6,593       $  890,055          508,603
TransEuro Capital, Inc.             5%       131,860      6,593       $  890,055          508,603
Pan Pacific Investments, Inc.       5%       131,860      6,593       $  890,055          508,603
Sorbus Investments, Inc.            5%       131,860      6,593       $  890,055          508,603
John L. Hales, Individually         5%       131,860      6,593       $  890,055          508,603
                                   ---       -------     ------       ----------        ---------
        Totals                     25%       131,860     32,965       $4,450,275        2,543,015


ExproFuels, Inc. Stock Distribution

         On September 3, 1996, the Board of Directors voted for a partial liquidation of the assets by the distribution of approximately 50% of the stock it owns in its wholly-owned subsidiary, ExproFuels, Inc. to its shareholders. Shareholders of record as of the close of trading on September 13, 1996, will receive one share of ExproFuels, Inc. stock for every five shares of The Exploration Company's common stock then owned. The Board of Directors has directed that, upon the conclusion of the August 31, 1996 fiscal yearend audit, a registration statement be filed with the Securities and Exchange Commission for ExproFuels shares and that the shares then be distributed to the shareholders. With the distribution, the shareholders will receive approximately two million shares of the four million outstanding shares. Unaudited financials indicate that ExproFuels will have assets of approximately $1,150,000 and net equity of $850,000.
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ITEM 5.  OTHER  EVENTS

         The Company has also raised an additional $2,275,000 cash pursuant to Regulation S of the Act. A total of 1,300,000 shares were sold at a price of $1.75 per share to Non-U.S. persons under the meaning of Rule 902 of Regulation S in Australia, Switzerland and Singapore.

         The Company has an outstanding debenture to W.A. Oil & Gas Loan Trust in the amount of $1,764,697. Effective September 13, 1996, the Company received notice that $433,484 was to be converted to 173,394 shares of the Company's common stock under terms of the debenture agreement which will reduce the outstanding debenture to $1,331,213.

The cumulative effect of the transactions reported in this 8-K is that as of September 13, 1996, the Company has issued an additional 4,016,409 shares of its common stock thereby increasing its issued and outstanding shares total to 9,900,044 shares. The Company's unaudited balance sheet net equity is anticipated to increase by approximately $7,000,000.



                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                   THE EXPLORATION COMPANY
                                                   (Registrant)


                                                       /s/ James E. Sigmon
                                                       -------------------------
                                                       James E. Sigmon
                                                       President



Date:  September 17, 1996